News Release

For Release: Immediately

Contact: Paul S. Feeley
SVP, Treasurer  & Chief Financial Officer
 (617) 628-4000

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE QUARTER ENDED
JUNE 30, 2012

SOMERVILLE, MASSACHUSETTS, August 7, 2012 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net loss  for the  quarter ended June 30, 2012 was $(482)  thousand and its net loss available to common shareholders for the quarter ended June 30, 2012 was $(612) thousand, or $(0.39) per diluted share, as compared to net income of $236 thousand and net income available to common shareholders of $80 thousand, or $0.05 per diluted share, for the comparable prior year’s quarter. The quarter was significantly impacted by the payment of non-deductable merger and acquisition related expenses totaling $551 thousand. When excluding these expenses, on an operating  basis, net income for the quarter would have been $69 thousand and a net loss available to common shareholders would have been $(61) thousand, or $(0.04) per diluted share.

On May 1, 2012, the Company announced the signing of a definitive agreement under which Independent Bank Corp. will acquire Central Bancorp, Inc. and Rockland Trust Company, the subsidiary of Independent Bank Corp., will acquire Central Bank (the “Merger”).  The Merger is intended to qualify as a tax-free reorganization for Central Bancorp, Inc. shareholders for federal income tax purposes.  Shareholders will be able to elect to receive either cash or shares of Independent Bank Corp. stock in exchange for their shares, subject to proration and allocation so that 60% of shares are exchanged for Independent Bank Corp. stock and the remaining 40% exchanged for cash.

       The decrease in net interest and dividend income in the quarter ended June 30, 2012 was primarily the result of the combined effect of a general decline in market interest rates on loans and a strategic decision in recent periods to decrease higher-yielding commercial real estate loan balances.  As a result of this strategic change, the Company’s concentration ratio of non-owner occupied commercial real estate loans to risk-based capital has been reduced from a high of 600% at March 31, 2009 to 263% at June 30, 2012.

For the quarter ended June 30, 2012, the Company experienced a $718 thousand decline in net income as compared to the quarter ended June 30. 2011.  The decline was primarily attributable to the combination of a decrease in net interest income of $132 thousand, a decrease in non-interest income of $403 thousand, and an increase in non-interest expenses of $677 thousand (which includes $551 thousand related to the proposed merger), partially offset by a decrease in the provision for loan losses of $350 thousand and a decrease in the provision for income taxes of $144 thousand.

The net interest rate spread and the net interest margin decreased from 3.14% and 3.40%, respectively, for the three months ended June 30, 2011 to 2.77% and 2.98%, respectively, for the same period of 2012, primarily due to a 78 basis point reduction in the yield on mortgage loans, partially offset by a 12 basis point decrease in the average cost of interest-bearing liabilities.  The average cost of advances from Federal Home Loan Bank of Boston decreased by 36 basis points as lower cost short-term borrowings were utilized to fund some of the residential real estate loan growth.  Contributing to the reduced yield on mortgage loans was a general decline in market interest rates and the continued decline of  higher-risk, higher-yielding commercial real estate loans.

The decrease in non-interest income was due to higher investment gains in fiscal 2011 which totaled $490 thousand for the quarter ended June 30, 2011 as compared to $4 thousand in fiscal 2012.

The increase in total non-interest expenses was primarily caused by increases in merger related expenses of $551 thousand, which were not incurred in fiscal 2011 and salaries and benefits during the three months ended June 30, 2012.  Total salaries and benefits for the three months ended June 30, 2012 totaled $2.8 million as compared to $2.6 million in fiscal 2011, resulting in an increase of $192 thousand from the comparable 2011 period.  The increase in salaries and benefits reflected changes in staffing as well as increases in residential loan origination commissions primarily due to the high level of residential loan closings.  These increases in non-interest expenses were partially offset by declines during the three months ended June 30, 2012, as compared to fiscal 2011, in office occupancy and equipment expenses of $39 thousand and marketing and advertising expenses of $7 thousand.

The provision for loan losses totaled $150 thousand for the first quarter of 2012 as compared to $500 thousand for the first quarter of 2011. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at June 30, 2012.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in market area economic conditions, regulatory considerations, or other factors.

Total assets were $565.7 million at June 30, 2012, compared to $523.6 million at March 31, 2012, an increase of $42.1 million.  The increase in total assets reflected strategic actions taken by management to emphasize residential loans. Additionally, the level of higher-risk, higher-yielding commercial real estate loans continued to decline. This combination increased the total loan portfolio by $41.0 million. At June 30, 2012, total loans, excluding loans held for sale, amounted to $489.9 million compared to $448.9 million at March 31, 2012.  During the three months ended June 30, 2012, the residential loan portfolio increased by $53.6 million to $323.9 million while the commercial real estate portfolio declined by $13.1 million during the same period to $154.1 million.  The aforementioned loan growth for the quarter was primarily funded by a $30.0 million net increase in short term advances from the Federal Home Loan Bank of Boston and increases in deposits during the three months ended June 30, 2012 as certificates of deposit increased by $5.8 million and core deposits increased by $6.5 million during the same period.  Growth in certificates of deposit during fiscal 2012 included $6.8 million obtained through a non-broker listing service.

The net decrease of $431 thousand in stockholders’ equity from $45.3 million at March 31, 2012 to $44.9 million at June 30, 2012 was primarily due to the net loss of $482 thousand for the quarter.  An other item contributing to the net decrease in stockholders’ equity during the year were $202 thousand of dividends paid to common and preferred shareholders.

The Company’s and the Bank’s capital ratios were as follows:

	June 30, 2012 (1)	June 30, 2011	REGULATORY THRESHOLD FOR WELL CAPITALIZED
Central Bancorp:
Tier 1 Leverage	9.36%	10.66%	5.0%
Tier 1 Risk-Based Ratio	14.30%	17.22%	6.0%
Total Risk-Based Ratio	15.54%	18.53%	10.0%

Central Co-operative Bank:
Tier 1 Leverage	8.390%	9.58%	5.0%
Tier 1 Risk-Based Ratio	12.81%	15.40%	6.0%
Total Risk-Based Ratio	14.05%	16.72%	10.0%

    (1) Reflects the negative capital impact of $2.5 million from the TARP warrant repurchase.

At June 30, 2012, non-performing assets totaled $9.3 million, or 1.64% of total assets, compared to non-performing assets of $9.2 million, or 1.75% of total assets, at March 31, 2012.  The $94 thousand net increase in non-performing assets was primarily due to the addition of one residential real estate loan for $1.4 million and one commercial real estate relationship which totaled $298 thousand.  These non-performing loans were placed on nonaccrual status due to their declining financial condition or payment performance and are being closely monitored to ensure continued progress in their resolution. Offsetting these additions was the settlement of one commercial real estate relationship which totaled $793 thousand and the removal of three residential real estate loans which totaled $657 thousand.    The ratio of delinquent loans to total loans declined from 1.06% at March 31, 2012 to 0.75% at June 30, 2012.  Management currently believes that there are adequate reserves and collateral securing the non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $665 thousand at June 30, 2012, compared to $133 thousand at March 31, 2011 due to the addition of one commercial real estate property.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

Forward-Looking Statements:

This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information:

In connection with the Merger, Independent Bank Corp. has filed with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Central Bancorp, Inc. and a Prospectus of Independent, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Independent and Central Bancorp at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents for Independent, free of charge, at http://www.rocklandtrust.com under the tab “Investor Relations” and then under the heading “SEC Filings.” Copies of the Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference in the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370, (781) 982-6858.

Central Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Central Bancorp in connection with the Merger and the transactions contemplated thereby. Information about the directors and executive officers of Central Bancorp is set forth on the proxy statement for its 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on June 17, 2011. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the Merger. You may obtain free copies of this document as described in the preceding paragraph.

Central Bancorp, Inc.
Consolidated Operating Data
(In Thousands, Except Per Share Data)

	Quarter Ended
	June 30,
	2012	2011
	(Unaudited)	(Unaudited)

Net interest and dividend income	$3,836	$3,968

Provision for loan losses	150	500

Net gain from sales or write-downs of investment securities	4	490

Gains on sales of loans	--	9

Other non-interest income	498	406

Merger expenses	551	--

Other non-interest expenses	4171	4,045

(Loss)Income before taxes	(534)	328

(Benefit) provision for income taxes	(52)	92

Net (loss) income	$(482)	$ 236

Net income available to common shareholders	($612)	$80

Earnings per common share:

Basic	$(0.39)	$ 0.05

Diluted	$(0.39)	$ 0.05

Weighted average number of shares outstanding:

Basic	1,561,934	1,530,547

Diluted	1,575,815	1,686,755

Outstanding shares, end of period	1,690,951	1,681,071

	Consolidated Balance Sheet Data
	(In Thousands, Except Per Share Data)
	June 30,	March 31,
	2012	2012
	(Unaudited)
Total assets	$565,737	$523,572
Short-term investments	4,950	3,224
Total investments	47,180	48,839
Total loans (1)	489,907	448,886
Allowance for loan losses	4,153	4,272
Other real estate owned	665	133
Deposits	356,900	344,534
Borrowings	147,197	117,228
Subordinated debentures	11,341	11,341
Stockholders' equity	44,915	45,346
Book value per common share	22.26	20.92
Book equity to assets	9.48%	8.66%
Non-performing assets to total assets	1.64	1.75

(1) Includes loans held for sale of $75 and $0 at June 30,2012 and June 30, 2011, respectively.

Selected Financial Ratios
	Quarter Ended
	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Return on average assets	(0.36)%	0.19%
Return on average equity	(4.27)	2.00
Interest rate spread	2.77	3.14
Net interest margin	2.98	3.40